[LETTERHEAD OF SIDLY AUSTIN LLP]


                                                                  March 17, 2006

Sentinel Growth Leaders Fund, a series of
Sentinel Group Funds, Inc.
One National Life Drive
Montpelier, VT  05604

Bramwell Focus Fund, a series of
The Bramwell Funds, Inc.
745 5th Avenue
New York, NY 10151

            Re: Reorganization of Sentinel Growth Leaders Fund, a series of Sentinel Group Funds, Inc., and Bramwell Focus Fund, a series of The Bramwell Funds, Inc.

Ladies and Gentlemen:

      You have requested our opinion as to certain Federal income tax consequences of the acquisition by Sentinel Growth Leaders Fund ("Sentinel Leaders"), a newly formed series of Sentinel Group Funds, Inc., of substantially all of the assets of, and the assumption by Sentinel Leaders of substantially all of the liabilities of, Bramwell Focus Fund ("Bramwell Focus"), a series of The Bramwell Funds, Inc., and the simultaneous distribution of newly issued shares of beneficial interest in Sentinel Leaders to the shareholders of Bramwell Focus in exchange for such shareholders' shares of common stock of Bramwell Focus (the "Reorganization"). The Reorganization will comprise (i) the acquisition by Sentinel Leaders of substantially all of the assets and assumption of substantially all of the liabilities of Bramwell Focus, in exchange for shares of Sentinel Leaders, and (ii) the subsequent distribution by Bramwell Focus of the shares of Sentinel Leaders to its shareholders in liquidation.

      This opinion letter is furnished pursuant to Section 9.5 of the Agreement and Plan of Reorganization, dated as of December 12, 2005, by and between Sentinel Group Funds, Inc., for and on behalf of its series, Sentinel Leaders and The Bramwell Funds, Inc., for and on behalf of its series, Bramwell Focus (the "Plan"). All terms used herein, unless otherwise defined, are used as defined in the Plan.
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Sentinel Growth Leaders Fund
Bramwell Focus Fund
March 17, 2005
Page 2


      In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the Joint Proxy Statement and Prospectus, which is part of the Registration Statement on Form N-14 (File No. 333-130393) of Sentinel Leaders, as amended to date (the "N-14 Registration Statement") which became effective on January 15, 2006, and (c) certain representations concerning the Reorganization made by Bramwell Focus and Sentinel Leaders in letters dated March 17, 2006 (the "Representations").

      Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

      1. The Reorganization, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and Sentinel Leaders and Bramwell Focus will each be a "party" to a reorganization within the meaning of section 368(b) of the Code.

      2. In accordance with sections 361(a) and 361(c) of the Code, Bramwell Focus will not recognize any gain or loss either on the transfer of substantially all of its assets to Sentinel Leaders in exchange solely for shares of beneficial interest in Sentinel Leaders or on the simultaneous distribution of shares of beneficial interest in Sentinel Leaders to the shareholders of Bramwell Focus.

      3. In accordance with section 1032 of the Code, Sentinel Leaders will recognize no gain or loss as a result of the Reorganization.

      4. In accordance with section 354(a)(1) of the Code, shareholders of Bramwell Focus will recognize no gain or loss on the exchange of their shares of beneficial interest in Bramwell Focus solely for shares of beneficial interest in Sentinel Leaders.

      5. In accordance with section 362(b) of the Code, the basis of the assets of Bramwell Focus received by Sentinel Leaders will be the same as the basis of such assets to Bramwell Focus immediately before the consummation of the Reorganization.

      6. In accordance with section 358 of the Code, immediately after the Reorganization, the basis of the shares of beneficial interest in Sentinel Leaders received by shareholders of Bramwell Focus (including fractional shares to which they may be entitled) will be the same as the basis of their shares of beneficial interest in Bramwell Focus exchanged pursuant to the Reorganization.
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Sentinel Growth Leaders Fund
Bramwell Focus Fund
March 17, 2005
Page 3


      7. In accordance with section 1223 of the Code, the holding period of the shares of beneficial interest in Sentinel Leaders received in the Reorganization (including fractional shares) will include the holding period of the shares of beneficial interest in Bramwell Focus exchanged pursuant to the Reorganization, provided that such shares of beneficial interest were held as a capital asset on the date of the Reorganization.

      8. In accordance with section 1223 of the Code, the holding period of the assets acquired by Sentinel Leaders from Bramwell Focus will include the period during which such assets were held by Bramwell Focus.

      9. Pursuant to section 381 of the Code and Treasury Regulations thereunder, Sentinel Leaders will be treated as a mere continuation of Bramwell Focus and, as a result, Bramwell Focus's tax identification number will survive and the tax year of Bramwell Focus will continue in the name of Sentinel Leaders.

      Our opinion represents our best legal judgment with respect to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

      We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                                      Very truly yours,

                                                      /s/ Sidley Austin LLP